CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Fixed Rate Senior Notes Due 2015	$1,498,140,000	$58,876.91

PROSPECTUS Dated January 25, 2006 AMENDMENT NO. 1 TO PROSPECTUS SUPPLEMENT Dated July 24, 2007	Pricing Supplement No. 641 to Registration Statement No. 333-131266 Dated April 23, 2008 Rule 424(b)(2)

GLOBAL MEDIUM-TERM NOTES, SERIES F
Fixed Rate Senior Notes Due 2015

We, Morgan Stanley, are offering the Global Medium-Term Notes, Series F, Fixed Rate Senior Notes Due 2015 (the “notes”) described below on a global basis. We may not redeem the notes prior to the maturity thereof.

We will issue the notes only in registered form, which form is further described under “Description of Notes—Forms of Notes” in the accompanying prospectus supplement.

We describe the basic features of the notes in the section of the accompanying prospectus supplement called “Description of Notes” and in the section of the accompanying prospectus called “Description of Debt Securities—Fixed Rate Debt Securities,” in each case subject to and as modified by the provisions described below.

Principal Amount:	$1,500,000,000	Interest Payment Dates:	Each April 28 and
Maturity Date:	April 28, 2015		October 28, commencing
Settlement Date			on October 28, 2008
(Original Issue Date):	April 28, 2008	Interest Payment Period:	Semi-annual
Interest Accrual Date:	April 28, 2008	Minimum Denominations:	$100,000 and integral
Issue Price:	99.876%		multiples of $1,000 in excess
Specified Currency:	U.S. dollars		thereof
Redemption Percentage		Business Days:	New York
at Maturity:	100%	CUSIP:	61747YCE3
Interest Rate:	6.00% per annum	ISIN:	US61747YCE32
	(calculated on a 30/360	Other Provisions:	None
day count basis)

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement and prospectus, as applicable.

MORGAN STANLEY

ABN AMRO	CALYON	CASTLEOAK
COMMERZBANK CORPORATES & MARKETS	DANSKE MARKETS	DEUTSCHE BANK SECURITIES
HVB	MITSUBISHI UFJ SECURITIES	MIZUHO SECURITIES USA INC.
MORGAN KEEGAN	RBC CAPITAL MARKETS	RAMIREZ & CO., INC.
SANTANDER INVESTMENT	SCOTIA CAPITAL	SUNTRUST ROBINSON HUMPHREY
WELLS FARGO SECURITIES

Supplemental Information Concerning Plan of Distribution

On April 23, 2008, we agreed to sell to the managers listed below, and they severally agreed to purchase, the principal amounts of notes set forth opposite their respective names below at a net price of 99.476%, which we refer to as the “purchase price” for the notes.  The purchase price equals the stated issue price of 99.876% less a combined management and underwriting commission of 0.40% of the principal amount of the notes.

Name	Principal Amount of Notes
Morgan Stanley & Co. Incorporated	$1,260,000,000
ABN AMRO Incorporated	15,000,000
Calyon Securities (USA) Inc.	15,000,000
CastleOak Securities, L.P.	15,000,000
Commerzbank Capital Markets Corp.	15,000,000
Danske Markets Inc.	15,000,000
Deutsche Bank Securities Inc.	15,000,000
HVB Capital Markets, Inc.	15,000,000
Mitsubishi UFJ Securities International plc	15,000,000
Mizuho Securities USA Inc.	15,000,000
Morgan Keegan & Company, Inc.	15,000,000
RBC Capital Markets Corporation	15,000,000
Samuel A. Ramirez & Company, Inc.	15,000,000
Santander Investment Securities Inc.	15,000,000
Scotia Capital (USA) Inc.	15,000,000
SunTrust Capital Markets, Inc.	15,000,000
Wells Fargo Securities, LLC	15,000,000
Total	$1,500,000,000

With respect to notes to be offered or sold in the United Kingdom, each manager has represented and agreed (1) that it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by such manager in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us, and (2) that it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by such manager in relation to the notes in, from or otherwise involving the United Kingdom.

Each manager has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan including any corporation or other entity organized under the laws of Japan) or to others for the re-offering or re-sale, directly or indirectly, in Japan or to a resident of Japan except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and other relevant laws and regulations of Japan.

Furthermore, each manager has agreed that it will not purchase, deliver, offer or sell the notes or possess or distribute offering material in relation to the notes in any jurisdiction if such purchase, delivery, offer or sale or the possession or distribution of such offering material would not be in compliance with any applicable law or regulation or if any consent, approval or permission is needed for such purchase, delivery, offer or sale or the possession or distribution by such manager or for or on behalf of us unless such consent, approval or permission has been previously obtained.

Mitsubishi UFJ Securities International plc is not a U.S. registered broker-dealer and, therefore, to the extent that it  intends to effect any sales of the notes in the United States, it will do so through one or more U.S. registered broker-dealers as permitted by NASD regulations.

PS-2